Exhibit 99.1

Mylan Names Kenneth Parks Chief Financial Officer

HERTFORDSHIRE, England and PITTSBURGH – May 3, 2016 – Mylan N.V. (NASDAQ, TASE: MYL today announced the appointment of Kenneth S. Parks as chief financial officer, effective June 6, 2016. Parks joins Mylan with more than 30 years of corporate finance experience, including responsibilities across financial planning, accounting, investor relations, treasury, tax and information technology.

Parks currently serves as senior vice president and chief financial officer for WESCO International (NYSE: WCC), a leading provider of electrical, industrial, and communication products, where he leads all aspects of the finance function.

Prior to WESCO, Parks spent the majority of his career at United Technologies Corporation (“UTC”) in a variety of U.S. and international finance roles. He most recently served as vice president, Finance, for the $7 billion UTC Fire & Security division. Prior to this, he served as director of Investor Relations (IR) with responsibility for leading the IR function at UTC. Parks also held several roles at UTC’s $10 billion Carrier Corporation division including director, Financial Planning and Analysis (“FP&A”) and vice president of Operations Finance. He spent four years in Paris as Controller and then as director, FP&A for Carrier’s European, Middle East and Africa operations.

Mylan CEO Heather Bresch said, “Ken is a proven finance leader with an impressive track record operating in complex, global cultures and manufacturing environments. He has extensive experience working in a public company setting, including capabilities developing strong relationships with investors and financial analysts. Ken has successfully led organizations through numerous periods of change, including overseeing significant acquisitions, expansion into emerging markets and restructurings. In addition to his strong experience and leadership capabilities, Ken brings to Mylan deep functional expertise and technical knowledge and we believe he will be a great asset to our business and finance team.”

Parks commented, “Mylan’s dynamic business and unique culture, strong track record of growth and value-creation, and exciting outlook for the future make this an exceptional opportunity. I look forward to joining Mylan’s leadership team and working with Mylan’s experienced finance organization to bring value to the organization and contribute to its future success in providing the world’s population with access to high quality medicine.”

Parks spent his early years at UTC in auditing, financial reporting and controllership. He began his career at the accounting firm Coopers & Lybrand, where he became a certified public accountant. Parks earned a Bachelor of Science degree in accounting from University of Tulsa.

As a member of Mylan’s executive leadership team, Parks will be responsible for all of Mylan’s global finance functions including accounting and control, financial planning and analysis, investor relations, treasury and tax.

Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what’s right, not what’s easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,400 generic and branded pharmaceuticals, including antiretroviral therapies on which nearly 50% of people being treated for HIV/AIDS in the developing world depend. We market our products in approximately 165 countries and territories. Our global R&D and manufacturing platform includes more than 50 facilities, and we are one of the world’s largest producers of active pharmaceutical ingredients. Every member of our nearly 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at mylan.com.

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